INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Form S-8 Registration Statement of InterJet Net Corporation, dated April 28, 1998, of our report dated September 4, 1997, relating to the financial statements of InterJet Net for the period from January 15, 1997 to June 30, 1997.


Smith & Company

Salt Lake City, Utah
May 5, 1998



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